Question 77M - Mergers
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Information relating to the merger of First Quadrant Tax-Managed Equity
Fund, a series of Managers AMG Funds, and First Quadrant Tax-Managed Equity Fund, a series of Managers Trust I, is contained in the N-14 filing made on June 6, 2003, accession number 0000882443-03-000012.